UNDERLYING SUPPLEMENT	Underlying Supplement No. 1-I to
(TO PROSPECTUS DATED MAY 18, 2010	Registration Statement Nos. 333-162219 and 333-162219-01
AND PROSPECTUS SUPPLEMENT	Dated August 25, 2010
DATED AUGUST 25, 2010)	Rule 424(b)(2)

The Royal Bank of Scotland plc
RBS NotesSM
fully and unconditionally guaranteed by
The Royal Bank of Scotland Group plc

Securities linked to an Index, an Exchange-Traded Fund or a Basket of Indices, Exchange-Traded Funds and/or Other Underlying Assets

The Royal Bank of Scotland plc may, from time to time, offer and sell debt securities, which we collectively refer to as the “Securities,” linked to (i) an index of equity securities, commodities or commodity futures contracts, which we refer to as an “Underlying Index”; (ii) an exchange-traded fund that tracks the performance of an underlying commodity, index or basket of securities, commodities or commodity futures contracts, primarily by holding securities, commodities or commodity futures contracts or other instruments related to such underlying commodity, index or basket, which we refer to as an “Underlying Fund”; or (iii) a basket composed of Underlying Indices, Underlying Funds and/or other underlying assets.  We refer to the index that an Underlying Fund tracks as a “Target Index.”  This Underlying Supplement No. 1-I describes potential Underlying Indices and Target Indices underlying Underlying Funds to which the Securities may be linked, as well as related matters concerning the relationship, if any, between The Royal Bank of Scotland plc and the sponsor or publisher of the Underlying Indices or Target Indices.

Additional terms that will generally apply to the Securities may be described in a Product Supplement, if any, accompanying this Underlying Supplement No. 1-I.  This Underlying Supplement No. 1-I supplements the terms described in the accompanying Product Supplement, Prospectus Supplement and Prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to any specific issue of Securities, including any changes to the description of the relevant Underlying Index or Target Index included in this Underlying Supplement.  We refer to such term sheets and pricing supplements generally as Pricing Supplements.  If the terms described in the relevant Pricing Supplement are inconsistent with those described herein or in any other related Underlying Supplement, or in the accompanying Product Supplement, Prospectus Supplement or Prospectus, the terms described in the relevant Pricing Supplement shall control.  You should read this Underlying Supplement No. 1-I, the accompanying Product Supplement, Prospectus Supplement and Prospectus, and the relevant Pricing Supplement before you invest in the Securities.

This Underlying Supplement No. 1-I describes only select Underlying Indices and Target Indices underlying Underlying Funds to which the Securities may be linked.  We do not guarantee that we will offer Securities linked to any of the Underlying Indices or Underlying Funds that track any of the Target Indices described herein. In addition, we may offer Securities linked to one or more Underlying Indices or Underlying Funds tracking Target Indices that are not described herein. In such case, we will describe any such additional Underlying Indices or Target Indices in another Underlying Supplement, the applicable Pricing Supplement or the applicable Product Supplement.

The Securities are our unsecured and unsubordinated obligations and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The Securities involve risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying Product Supplement and “Risk Factors” beginning on page US-1 of this Underlying Supplement No. 1-I.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Underlying Supplement, any other related Underlying Supplement, the accompanying Product Supplement, Prospectus Supplement or Prospectus or any relevant Pricing Supplement are truthful or complete. Any representation to the contrary is a criminal offense.

 RBS Securities Inc.

In this Underlying Supplement, the terms “we,” “us,” “our” and RBS refer to The Royal Bank of Scotland plc and the term “RBSG” means The Royal Bank of Scotland Group plc, our parent company.  We refer to the Securities offered by the relevant Pricing Supplement and the related guarantees as the “Securities” and to each individual security offered thereby as a “Security.”

RBS NotesSM is a service mark of The Royal Bank of Scotland plc.

Any Securities issued, sold or distributed pursuant to the relevant Pricing Supplement may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents in Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

TABLE OF CONTENTS

Page

Risk Factors	US-1
The Rogers International Commodity Index® ─ Excess ReturnSM	US-9
The EURO STOXX 50® Index	US-17
The Dow Jones Industrial AverageSM	US-20
The Dow Jones U.S. Real Estate Index	US-22
The Dow Jones U.S. Financials Sector Index	US-24
The MSCI Indices	US-29
The NASDAQ-100 Index®	US-40
The Nikkei 225 Index	US-45
The Financial Select Sector Index	US-48
The S&P 500 Index®	US-51

RISK FACTORS

This section describes the additional risks relating to the Underlying Indices and Target Indices described in this Underlying Supplement.  You should consider carefully the risks discussed under “Risk Factors” in the accompanying product supplement and in any other related Underlying Supplement, together with the following discussion of additional risks, before you decide that an investment in the Securities is suitable for you.  For a discussion of certain general risks associated with your investment in the Securities, please refer to the section entitled “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement.  You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

Risks Relating to the Rogers International Commodity Index® ─ Excess ReturnSM

Our Affiliate’s Membership on the Index Committee May Conflict With Your Interest As a Holder of the Securities

The Index Committee is responsible for the calculation methodology of the Rogers International Commodity Index® ─ Excess ReturnSM.  Our affiliate, The Royal Bank of Scotland N.V., is a member of the Index Committee.  As a member of the Index Committee, The Royal Bank of Scotland N.V. will be involved in the composition and management of the Rogers International Commodity Index® ─ Excess ReturnSM including additions, deletions and the weights of the commodities or exchange-traded futures contracts on the commodities, all of which could affect the value of the Rogers International Commodity Index® ─ Excess ReturnSM and, therefore, could affect the amount payable, if any, on the Securities at maturity and the market value of the Securities prior to maturity.  While we do not believe that The Royal Bank of Scotland N.V. has the power to control the decision-making of the Index Committee, The Royal Bank of Scotland N.V. may influence the determinations of the Index Committee, which may adversely affect the value of your Securities.  Due to The Royal Bank of Scotland N.V.’s potential influence on determinations of the Index Committee, which may affect the market value of the Securities, we, as issuer of the Securities, may have a conflict of interest if The Royal Bank of Scotland N.V. participates in or influences such determinations.

Since we cannot control or predict the actions of the Index Committee, we are not ultimately responsible for any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Rogers International Commodity Index® ─ Excess ReturnSM.

The Securities Are Linked to the Rogers International Commodity Index® ─ Excess ReturnSM and not the Rogers International Commodity Index® ─ Total ReturnSM

The Securities are linked to the Rogers International Commodity Index® ─ Excess ReturnSM and not the Rogers International Commodity Index® ─ Total ReturnSM.  As such, the Rogers International Commodity Index® ─ Excess ReturnSM reflects the returns that are potentially available through an unleveraged investment in the RICI® Index Commodities.  The Rogers International Commodity Index® ─ Total Return is a “total return” index which, in addition to reflecting such returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills.  The Rogers International Commodity Index® ─ Excess ReturnSM does not include this total return feature.  In addition, the term “Excess Return” in the title of the Rogers International Commodity Index® ─ Excess ReturnSM is not intended to suggest that the performance of the Rogers International Commodity Index® ─ Excess ReturnSM at any time or the return on your Securities will be positive or that the Rogers International Commodity Index® ─ Excess ReturnSM is designed to exceed a particular benchmark.

If the Securities Are Linked to the Rogers International Commodity Index® ─ Excess ReturnSM, the Securities Will Be Subject to Currency Exchange Risk

Because the prices of some of the commodities futures contracts comprising the Rogers International Commodity Index® ─ Excess ReturnSM are converted into U.S. dollars for the purposes of calculating the level of the Rogers International Commodity Index® ─ Excess ReturnSM, the holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the commodities futures contracts composing the Rogers International Commodity Index® ─ Excess ReturnSM trade.  An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weights of the commodities futures contracts composing the Rogers International Commodity Index® ─ Excess ReturnSM denominated in each such currency.  If, taking into account such weights, the U.S. dollar strengthens against such currencies, the value of the Rogers International Commodity Index® ─ Excess ReturnSM will be adversely affected and the payment at maturity of the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments;
•	the extent of governmental surpluses or deficits in the component countries and the United States;
•	government intervention in the currency markets; and
•	government action fixing exchange rates or allowing exchange rates to float.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

If the Securities are Linked to the Rogers International Commodity Index® ─ Excess ReturnSM, Changes in the Volatility of Exchange Rates, and the Correlation Between Those Rates and the Levels of the Rogers International Commodity Index® ─ Excess ReturnSM are Likely to Affect the Market Value of the Securities

The exchange rate between the U.S. dollar and each of the currencies in which the commodities futures contracts comprising the Rogers International Commodity Index® ─ Excess ReturnSM are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies — the particular currency in which a commodities futures contract composing the Rogers International Commodity Index® ─ Excess ReturnSM is denominated and the U.S. dollar.  This exchange rate reflects the amount of the particular currency in which a commodities futures contract composing the Rogers International Commodity Index® ─ Excess ReturnSM is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which that commodities futures contract is denominated.  The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the commodities futures contracts composing the Rogers International Commodity Index® ─ Excess ReturnSM are denominated refers to the size and frequency of changes in that exchange rate.

Because the Rogers International Commodity Index® ─ Excess ReturnSM is calculated, in part, by converting the closing prices of the commodities futures contracts composing the Rogers International Commodity Index® ─ Excess ReturnSM into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated could affect the market value of the Securities.

The correlation of the exchange rate between the U.S. dollar and each of the currencies in which the commodities futures contracts composing the Rogers International Commodity Index® ─ Excess ReturnSM are denominated and the level of the Rogers International Commodity Index® ─ Excess ReturnSM refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the Rogers International Commodity Index® ─ Excess ReturnSM.  The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which the commodities futures contracts comprising the Rogers International Commodity Index® ─ Excess ReturnSM are denominated and the percentage changes in the level of the Rogers International Commodity Index® ─ Excess ReturnSM could affect the value of the Securities.

The Rogers International Commodity Index® ─ Excess ReturnSM Includes Futures Contracts on Foreign Exchanges That Are Less Regulated Than U.S. Markets and Are Subject to Risks That Do Not Always Apply to U.S. Markets

The Rogers International Commodity Index® ─ Excess ReturnSM includes futures contracts on physical commodities on exchanges located outside the United States.  Historically the percentage of the commodities comprising the Rogers International Commodity Index® ─ Excess ReturnSM traded on foreign exchanges has not exceeded 20%, however, the Index Committee has not established any limits on the volume of Index Commodities that can be traded on non-U.S. exchanges.  The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges.  Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system.  Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges.  Those risks include varying exchange rates, foreign exchange controls, governmental expropriation, burdensome or confiscatory taxation systems, government imposed moratoriums, and political or diplomatic events.

The Rogers International Commodity Index® ─ Excess ReturnSM and Its Sub-Indexes Are Concentrated in a Single or A Limited Number of Commodity Sectors

The Securities are linked to the Rogers International Commodity Index® ─ Excess ReturnSM. The commodities which comprise the Rogers International Commodity Index® ─ Excess ReturnSM are concentrated in a limited number of sectors, particularly energy and agriculture.  As a result, the Rogers International Commodity Index® ─ Excess ReturnSM will be less diversified than other indices or investment portfolios investing in a broader range of products or commodities and, therefore, could experience greater volatility.  An investment in the Securities may therefore carry risks similar to a concentrated securities investment in a limited industry or sector.

The commodities which comprise the Rogers International Commodity Index® ─ Agriculture Excess ReturnSM or any Sub-Index of the Rogers International Commodity Index® ─ Excess ReturnSM are concentrated in a single commodity sector.  An investment in Securities linked to such a Sub-Index is therefore not a diversified investment and would carry risks similar to an equity investment in a single sector or industry.

If the Securities are Linked to the Rogers International Commodity Index® ─ Excess ReturnSM, A Prolonged Decline in Value in Energy-Oriented Raw Materials Would Have a Negative Impact on the Level of the Rogers International Commodity Index® ─ Excess ReturnSM and the Value of Your Securities

As of January 26, 2010, approximately 44% of the component commodities on the Rogers International Commodity Index® ─ Excess ReturnSM are energy oriented, including 21% in crude oil.  Accordingly, a decline in the prices of such raw materials would adversely affect the level of the Rogers International Commodity Index® ─ Excess ReturnSM and the value of your Securities.  Technological advances or the discovery of new oil reserves could lead to increases in world wide production of oil and corresponding decreases in the price of crude oil.  In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices.  Absent amendment of the Rogers International Commodity Index® ─ Excess ReturnSM to lessen or eliminate the concentration of existing energy contracts in the Rogers International Commodity Index® ─ Excess ReturnSM or to broaden the Rogers International Commodity Index® ─ Excess ReturnSM to account for such developments, the level of the Rogers International Commodity Index® ─ Excess ReturnSM and the value of your Securities could decline.

If the Securities are Linked to a Sub-Index of the Rogers International Commodity Index® ─ Excess ReturnSM, A Prolonged Decline in Value in Raw Materials Related to the Relevant Sector Would Have a Negative Impact on the Level of Such Sub-Index and the Value of Your Securities

Each Sub-Index of the Rogers International Commodity Index® ─ Excess ReturnSM is concentrated in a particular commodity sector.  A decline in the prices of commodities in such sector whether caused by decreased demand or increased supply would adversely affect the level of the relevant Sub-Index and the value of your Securities.

If the Securities are Linked to a Sub-Index of the Rogers International Commodity Index® ─ Excess ReturnSM, the Prices of the Commodities Included in the Rogers International Commodity Index® ─ Excess ReturnSM May Correlate With Each Other

The commodities included in each Sub-Index of the Rogers International Commodity Index® ─ Excess ReturnSM are from one particular commodity sector. It is often, but not always, the case that prices of commodities in the same sector may move up or down in a similar pattern due to macroeconomic factors affecting that sector. This phenomenon is referred to as “correlation.” Choosing commodities in the same sector is likely to result in correlation among the commodities, and it is possible that correlation will be detrimental to you because the prices of all of the commodities may move lower at the same time. This is impossible to predict.

On the other hand, price movements in the commodities within the relevant commodity sector may not correlate with each other. At a time when the price of one or more of the commodities increases, the price of one or more of the other commodities may not increase as much or may decrease. Therefore, in calculating, on the determination date, the payment, if any, due at maturity, increases in the prices of one or more of the commodities may be moderated, or be wholly offset, by declines in the prices of one or more of the other commodities.

The Rogers International Commodity Index® ─ Excess ReturnSM is a Rolling Index and Future Prices of the Index Commodities that are Different Relative to Their Current Prices May Decrease the Amount Payable at Maturity

The Rogers International Commodity Index® ─ Excess ReturnSM is composed of futures contracts on commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Rogers International Commodity Index® ─ Excess ReturnSM approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in a later month (e.g., November). This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield” which might create a profit for the purchase of the contracts.  While certain commodities’ contracts included in the Rogers International Commodity Index® ─ Excess ReturnSM have historically exhibited consistent periods of backwardation, backwardation will likely not exist at all times with respect to any commodity. Certain of the commodities included in the Rogers International Commodity Index® ─ Excess ReturnSM have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which might create a loss for the purchase of the contracts and could adversely affect the value of the Rogers International Commodity Index® ─ Excess ReturnSM. There can be no assurance, however, that backwardation or roll yields will exist in any particular Index Commodity at any time during the term of the Securities.

Changes that Affect the Composition and Calculation of the Rogers International Commodity Index® ─ Excess ReturnSM will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity

The Rogers International Commodity Index® ─ Excess ReturnSM is overseen and managed by the Index Committee. Beeland Interests, Inc., which is 100% owned by James B. Rogers, Jr., is the sole owner of the Rogers International Commodity Index® ─ Excess ReturnSM.  Rogers chairs the Index Committee and controls its decisions. The other members of the Index Committee are Diapason Commodities Management S.A., Beeland Management Company, CQG, Inc., Daiwa Asset Management, UBS AG, The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.) and Merrill Lynch.

Rogers, through the Index Committee, has a significant degree of discretion regarding the composition and management of the Rogers International Commodity Index® ─ Excess ReturnSM, including additions, deletions and the weights of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the value of the Rogers International Commodity Index® ─ Excess ReturnSM and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity.  Rogers and the Index Committee do not have any obligation to take the needs of any parties to transactions involving the Rogers International Commodity Index® ─ Excess ReturnSM, including the holders of the Securities, into consideration when reweighting or making any other changes to the Rogers International Commodity Index® ─ Excess ReturnSM.

Additionally, Rogers, individually or through an entity controlled by Rogers, may actively trade commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Rogers International Commodity Index® ─ Excess ReturnSM, and over-the-counter contracts having values which derive from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the Rogers International Commodity Index® ─ Excess ReturnSM. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the Rogers International Commodity Index® ─ Excess ReturnSM and therefore the market value of the Securities.

Furthermore, the composition of the Rogers International Commodity Index® ─ Excess ReturnSM will be determined in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weights of components of the Rogers International Commodity Index® ─ Excess ReturnSM. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Rogers International Commodity Index® ─ Excess ReturnSM. However, not every discrepancy may be discovered.

The amount payable on the Securities and their market value could also be affected if the Index Committee, in its sole discretion, discontinues or suspends compilation and maintenance of the Rogers International Commodity Index® ─ Excess ReturnSM, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Rogers International Commodity Index® ─ Excess ReturnSM Initial Value or the Rogers International Commodity Index® ─ Excess ReturnSM Final Value are not available because of a Market Disruption Event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the Rogers International Commodity Index® ─ Excess ReturnSM Final Value that would have prevailed in the absence of the market disruption event.  If the calculation agent determines that the compilation and maintenance of the Rogers International Commodity Index® ─ Excess ReturnSM is discontinued and that there is no successor index on the date when the Rogers International Commodity Index® ─ Excess ReturnSM Final Value is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Rogers International Commodity Index® ─ Excess ReturnSM Final Value by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Rogers International Commodity Index® ─ Excess ReturnSM.

Discontinuance of the Rogers International Commodity Index® ─ Excess ReturnSM

Neither we, the Index Committee, the Index Sponsor nor Rogers are under any obligation to continue to compile and maintain the Rogers International Commodity Index® ─ Excess ReturnSM or are required to compile and maintain any successor index. If the Index Committee discontinues or suspends the compilation and maintenance of the Rogers International Commodity Index® ─ Excess ReturnSM, it may become difficult to determine the market value of the Securities or the amount payable at maturity.  The calculation agent may designate a successor index selected in its sole discretion.  If the calculation agent determines in its sole discretion that no successor index comparable to the Rogers International Commodity Index® ─ Excess ReturnSM exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion.

Policies of the Index Committee, Composition of the Rogers International Commodity Index® ─ Excess ReturnSM and Changes to the Rogers International Commodity Index® ─ Excess ReturnSM

The policies of the Index Committee concerning the calculation of the level of the Rogers International Commodity Index® ─ Excess ReturnSM, additions, deletions or substitutions of Index Commodities and the manner in which changes affecting the Index Commodities are reflected in the Rogers International Commodity Index® ─ Excess ReturnSM could affect the value of the Rogers International Commodity Index® ─ Excess ReturnSM and, therefore, the amount payable on your Securities at maturity and the market value of your Securities prior to maturity. The amount payable on your Securities at maturity and their market value prior to maturity could also be affected if the Index Committee changes the policies of the Rogers International Commodity Index® ─ Excess ReturnSM. If events such as these occur, or if the value of the Rogers International Commodity Index® ─ Excess ReturnSM is not available or cannot be calculated because of a Market Disruption Event or for any other reason, the calculation agent may be required to make an alternative determination of the value of the Rogers International Commodity Index® ─ Excess ReturnSM. The composition of the Rogers International Commodity Index® ─ Excess ReturnSM may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Rogers International Commodity Index® ─ Excess ReturnSM fail to satisfy such criteria. The composition of the Rogers International Commodity Index® ─ Excess ReturnSM will be determined by the Index Committee based on the Index Committee’s assessment of the worldwide consumption of those commodities, including in reliance on data of private and governmental providers regarding commodities demand and supply. These data sources are subject to potential errors in data sources or errors that may affect the weights of components of the Rogers International Commodity Index® ─ Excess ReturnSM. Any discrepancies that require revision may impact determinations of weights made by the Index Committee. If, for any reason, one of the futures contracts in the Rogers International Commodity Index® ─ Excess ReturnSM ceases to exist, or any other similar event with similar consequences as determined in the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess whether the composition and/or the weights of, the Rogers International Commodity Index® ─ Excess ReturnSM should be modified. The modification of the composition and/or the weights of the Rogers International Commodity Index® ─ Excess ReturnSM may have an adverse impact on the value of the Rogers International Commodity Index® ─ Excess ReturnSM, the amount payable on the Securities at maturity and their market value prior to maturity.

Historical Levels of the Rogers International Commodity Index® ─ Excess ReturnSM Should Not Be Taken as an Indication of Future Performance of the Rogers International Commodity Index® ─ Excess ReturnSM During the Term of the Securities

The actual performance of the Rogers International Commodity Index® ─ Excess ReturnSM over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Rogers International Commodity Index® ─ Excess ReturnSM.  Due in part to Rogers’ significant degree of discretion regarding the Index through the Index Committee and his ability to make changes to the Rogers International Commodity Index® ─ Excess ReturnSM at any time, the historical performance and composition of the Rogers International Commodity Index® ─ Excess ReturnSM should not be taken as an indication of the future performance of the Rogers International Commodity Index® ─ Excess ReturnSM during the term of the Securities.  The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Rogers International Commodity Index® ─ Excess ReturnSM.  As a result, it is impossible to predict whether the level of the Rogers International Commodity Index® ─ Excess ReturnSM will rise or fall.

Risks Relating to the Dow Jones U.S. Real Estate Index

For Securities Linked to the Dow Jones U.S. Real Estate Index or to an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index , Risks Associated with The Real Estate Industry Will Affect the Value of the Securities

The real estate industry is cyclical and has from time to time experienced significant difficulties.  The prices of the stocks included in the Dow Jones U.S. Real Estate Index or held by an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index and, in turn, the level of the Dow Jones U.S. Real Estate Index and the price of an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index, as applicable, will be affected by a number of factors that may either offset or magnify each other, including:

•       employment levels and job growth;

•       the availability of financing for real estate;

•       interest rates;

•       consumer confidence;

•       the availability of suitable undeveloped land;

•       federal, state and local laws and regulations concerning the development of land, construction, home andcommercial real estate sales, financing and environmental protection; and

•       competition among companies which engage in the real estate business.

The difficulties described above could cause a downturn in the real estate industry generally or regionally and could cause the value of the stocks included in the Dow Jones U.S. Real Estate Index or held by an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index and the level of the Dow Jones U.S. Real Estate Index or the price of an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index, as applicable, to decline or remain flat during the term of the Securities.

For Securities Linked to the Dow Jones U.S. Real Estate Index or an Underlying Fund which Tracks the Dow Jones U.S. Real Estate Index, Risks Associated with Real Estate Investment Trusts Will Affect the Value of the Securities

The Dow Jones U.S. Real Estate Index or an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index is composed of a variety of real estate related stocks including real estate investment trusts (“REITs”).  REITs invest primarily in income producing real estate or real estate related loans or interests.  Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate.  The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Dow Jones U.S. Real Estate Index or an Underlying Fund which tracks the Dow Jones U.S. Real Estate Index:

•       a decline in the value of real estate properties;

•       extended vacancies of properties;

•       increases in property and operating taxes;

•       increased competition or overbuilding;

•       a lack of available mortgage funds or other limits on accessing capital;

•       tenant bankruptcies and other credit problems;

•       limitation on rents, including decreases in market rates for rents;

•       changes in zoning laws and governmental regulations;

•       costs resulting from the clean up of, and legal liability to third parties for damages resulting from environmental problems;

•       investments in developments that are not completed or that are subject to delays in completion;

•       risks associated with borrowing;

•       changes in interest rates;

•       casualty and condemnation losses; and

•       uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other.  To the extent that any of these conditions occur, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Dow Jones U.S. Real Estate Index or any Underlying Fund which tracks the Dow Jones U.S. Real Estate Index.  In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs.  Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects.  To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Dow Jones U.S. Real Estate Index or any Underlying Fund which tracks the Dow Jones U.S. Real Estate Index.

Risks Relating to the Dow Jones U.S. Financials Sector Index

For Securities Linked to The Dow Jones U.S. Financials Sector Index or an Underlying Fund which Tracks The Dow Jones U.S. Financials Sector Index, Risks Associated with the Financial Services Industry Will Affect the Value of the Securities

All or substantially all of the equity securities included in the Dow Jones U.S. Financials Sector Index or held by an Underlying Fund which tracks the Dow Jones U.S. Financials Sector Index are issued by companies whose primary line of business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts.  Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge.  Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change.  Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.  Insurance companies may be subject to severe price competition.  Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts).  If the Securities are linked or the Dow Jones U.S. Financials Sector Index or a fund which , the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.

Risks Relating to the Financial Select Sector Index

For Securities Linked to The Financial Select Sector Index or an Underlying Fund which Tracks The Financial Select Sector Index, Risks Associated with the Financial Services Industry Will Affect the Value of the Securities

All or substantially all of the equity securities included in the Financial Select Sector Index or held by an Underlying Fund which tracks the Financial Select Sector Index are issued by companies whose primary line of business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts.  Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge.  Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change.  Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.  Insurance companies may be subject to severe price competition.  Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts).  If the Securities are linked or the Financial Select Sector Index or a fund which , the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.

THE ROGERS INTERNATIONAL COMMODITY INDEX® ─ EXCESS RETURNSM

The following is a description of the Rogers International Commodity Index® ─ Excess ReturnSM (the “RICI® Index”) including, without limitation, its make-up, method of calculation and changes in its components.  The Securities may be linked to the RICI® Index or to any of its sub-indexes (the “RICI® Sub-Indexes,” and together with the RICI® Index, the “RICI® Indices”). The information in this description has been taken from publicly available sources, including The RICI® Handbook: The Guide to the Rogers International Commodity Index®.  Such information reflects the policies of, and is subject to change at any time, by the Rogers International Commodity Index® Committee.  We have not independently verified this information and therefore cannot be responsible for it.  You, as an investor in the Securities, should make your own investigation into the RICI® Index.  Except as provided in the next sentence, none of Beeland Interests, Inc., the Index Committee, members of the Index Committee individually (except as described in the next sentence) and/or James B. Rogers, Jr. is involved in the offer of the Securities in any way or has any obligation to consider your interests as a holder of the Securities.  However, The Royal Bank of Scotland N.V., an affiliate of the issuer of the Securities, is also a member of the Index Committee, and our affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities.  Beeland Interests, Inc. has no obligation to continue to maintain or compile the RICI® Index, and may discontinue the RICI® Index at any time in its sole discretion.  The level of the RICI® Index is calculated by CQG, Inc., the official global calculation agent, using the methodology provided by the Index Committee.

Overview

The return on the Securities is linked to the performance of the RICI® Index.  The RICI® Index is a composite U.S. dollar based index that is designed to serve as a diversified benchmark for the price movements of commodities consumed in the global economy, designed by James B. Rogers, Jr. in the late 1990s.  The RICI® Index is currently composed of 37 futures contracts on physical commodities traded on thirteen exchanges and quoted in five different currencies.  The exchanges include Chicago Mercantile Exchange, Chicago Board of Trade, ICE Futures US, New York Mercantile Exchange, ICE Futures Canada, ICE Futures Europe, London Metal Exchange, Sydney Futures Exchange, COMEX, The Tokyo Commodity Exchange, Tokyo Grain Exchange, NYSE Liffe and the Kansas City Board of Trade.  The commodities futures contracts are quoted in U.S. dollars (“USD”), Canadian dollars (“CAD”), Japanese yen (“JPY”), Australian dollars (“AUS”) and the euro (“EUR”).

The RICI® Index aims to be an effective measure of the price movements of raw materials not just in the United States but also around the world.  The RICI® Index’s weights attempt to balance consumption patterns worldwide (in developed and developing countries) and specific contract liquidity.

Below is a current list of the futures contracts comprising the RICI® Index, together with their respective symbols, exchanges, currencies and weights effective with the January 2010 roll period:
Contract	Symbol	Exchange	Currency	Weight
Crude Oil	CL	NYMEX	USD	21.00%
Brent	BRN	ICE1 EU	USD	14.00%
Wheat (CBOT)	W	CBOT	USD	6.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	ICE US	USD	4.20%
Aluminum	AH	LME2	USD	4.00%
Copper	CA	LME	USD	4.00%
Soybeans	S	CBOT	USD	3.35%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
RBOB Gasoline	RB	NYMEX	USD	3.00%
Coffee	KC	ICE US	USD	2.00%
Lead	PB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%

Contract	Symbol	Exchange	Currency	Weight
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	ICE US	USD	2.00%
Zinc	ZS	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	NYMEX	USD	1.80%
Gas Oil	GAS	ICE EU	USD	1.20%
Cocoa	CC	ICE US	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Nickel	NI	LME	USD	1.00%
Rubber	81	TOCOM	JPY	1.00%
Tin	SN	LME	USD	1.00%
Wheat (KCBT)	KW	KCBT3	USD	1.00%
Canola	RS	ICE CA	CAD	0.75%
Soybean Meal	SM	CBOT	USD	0.75%
Orange Juice	OJ	ICE US	USD	0.60%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Palladium	PA	NYMEX	USD	0.30%
Rapeseed	ECO	NYSE Liffe	EUR	0.25%
Azuki Beans	101	TGE	JPY	0.15%
Greasy Wool	GW	SFE	AUS	0.10%
TOTAL			USD	100%

1
ICE Futures through its affiliate ICE Data LLP provides the pricing data for the ICE components of the RICI® and such data is used subject to license by ICE Futures and ICE Data LLP; but for such license Beeland Interests would not have the right to use such pricing data in providing the Index Values through its Official Global Calculation Agent, CQG, Inc. The ICE pricing data is provided “as is” and without representation or warranty.

2
The London Metal Exchange Limited provides the pricing data for the LME components of the RICI®. All references to the LME pricing data are used with the permission of the LME and LME has no involvement with and accepts no responsibility for any RICI® product or any part of the Rogers International Commodity Index®, Rogers International Commodity Index® – Metals, Rogers International Commodity Index® – Industrial Metals, their suitability as the basis for an investment, or their future performance.

3
The Board of Trade of Kansas City, Missouri, Inc. (“KCBT”) is neither an issuer, manager, operator nor guarantor of products based on the Rogers International Commodity Index® or any sub-index thereof, or a partner, affiliate or joint venture of any of the foregoing. KCBT has not approved such products or their terms. KCBT may from time to time change its rules or bylaws, including those relating to the specifications of futures contracts on which the value of the Rogers International Commodity Index® or any sub-index thereof and/or such products are derived and the manner in which KCBT settlement prices are determined or disseminated. KCBT may from time to time take emergency action under its rules which could affect KCBT settlement prices. KCBT is not responsible for any calculations involving the Rogers International Commodity Index® or any sub-index thereof or such products.

Below is a list of the Sub-Indexes of the RICI® Index and the futures contracts comprising each Sub-Index, as of the RICI® Index’s January 2010 roll period:

Rogers International Commodity Index® – AgricultureSM	Rogers International Commodity Index® – EnergySM	Rogers International Commodity Index® – MetalsSM

Azuki Beans	Brent	Rogers International Commodity
Canola	Crude Oil	Index® – Industrial MetalsSM
Cocoa	Gas Oil
Coffee	Heating Oil	Aluminium
Corn	Natural Gas	Copper
Cotton	RBOB Gasoline	Lead
Greasy Wool		Nickel
Lean Hogs		Tin
Live Cattle		Zinc

Rogers International Commodity Index® – AgricultureSM	Rogers International Commodity Index® – EnergySM	Rogers International Commodity Index® – MetalsSM

Lumber
Oats		Rogers International Commodity
Orange Juice		Index® – Precious MetalsSM
Rapeseed
Rice
Rubber		Gold
Soybean Meal		Palladium
Soybean Oil		Platinum
Soybeans		Silver
Sugar
Wheat (CBOT)
Wheat (KCBT)

The Index Committee

The Index Committee formulates and enacts all business assessments and decisions regarding the composition of the RICI® Index. Rogers, as the chief executive officer of Beeland Interests, Inc., chairs the Index Committee and is the final arbiter of its decisions. Beside Rogers, representatives of the following parties are members of the Index Committee: Diapason Commodities Management S.A., Beeland Management Company, CQG, Inc., Daiwa Asset Management, UBS AG, The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.) and Merrill Lynch. Only Rogers, as chairman of the Index Committee, is authorized to designate new members of the Index Committee, if necessary.

The Index Committee meets each December to consider changes in the components and weights of the RICI® Index for the following calendar year; however, such changes can be made at any time.

Index Composition

The Process

The contracts chosen for the basket of commodities that constitute the RICI® Index, which include the commodities that constitute the RICI® Index, are required to fulfill various conditions described below. Generally, the selection and weights of the items in the RICI® Index are reviewed annually by the Index Committee, and weights for the next year are assigned every December.  The RICI® Index’s composition is modified only on rare occasions, in order to maintain liquidity and stability, and the composition of the RICI® Index generally will not be changed unless exceptional circumstances in fact occur.  Such “exceptional circumstances” may include (but are not restricted to):

•	continuous adverse trading conditions for a single contract (e.g., trading volume collapses), or

•	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

Exchanges and Non-Traded Items

All commodities included in the RICI® Index must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification.  Additionally, the RICI® Index does not and will not include non-traded items such as hides or tallow, which are included in other popular commodity indices.  The 13 international exchanges recognized by the Index Committee are:

1.           Chicago Mercantile Exchange (USA)
2.           Chicago Board of Trade (USA)
3.           ICE Futures US (USA)
4.           New York Mercantile Exchange (USA)
5.           ICE Futures Canada (Canada)
6.           ICE Futures Europe (UK)
7.           London Metal Exchange (UK)
8.           Sydney Futures Exchange (Australia)
9.           COMEX (USA)
10.         The Tokyo Commodity Exchange (Japan)
11.         Tokyo Grain Exchange (Japan)
12.         NYSE Liffe (EU-Paris market)
13.         Kansas City Board of Trade (USA)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the RICI® Index if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured by tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to become RICI® Index commodities. Commodities that are merely linked to national consumption patterns will not be considered. The RICI® Index is not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities is actively monitored and analyzed by the members of the Index Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weights of the RICI® Index. Sources on global commodity consumption data include:

•	Industrial Commodity Statistics Yearbook, United Nations (New York)
•	Commodity Trade Statistics Database, United Nations Statistic Division (New York)
•	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)
•	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C.)
•	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (Arlington, VA)
•	Monthly Bulletin, International Lead and Zinc Study Group (London)
•	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)
•	Rubber Statistical Bulletin, International Rubber Study Group (London)
•	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC) (Saudi Arabia)
•	Sugar Yearbook, International Sugar Organization (ISO) (London)
•	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)
•	World Commodity Forecasts, Economist Intelligence Unit (London)
•	World Cotton Statistics, International Cotton Advisory Committee (Washington, D.C.)
•	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to decide whether a specific commodity contract is liquid enough to be included in the RICI® Index, the Index Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the Futures Industry Association (Washington DC, United States). Additionally, individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the RICI® Index, taking legal considerations into account. Beyond liquidity, the Index Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weights

Initial Weights

As of the January 2010 roll period, the RICI® Index components have the initial weights listed in the chart above.  The initial weights of the RICI® Index (the “Initial Weights”) may be amended from time to time, as described below.

Changes in Weights and/or Index Composition

As noted, the Index Committee reviews the selection and weights of the futures contracts in the RICI® Index annually. Thus, weights are potentially reassigned during each December for the following year, if the Index Committee so determines in its sole discretion.

Monthly Rolling of Contracts

The RICI Indices usually roll over three days, from the day prior to the last RICI® business day of the month to the first RICI® business day of the following month, following certain rules defined by the Index Committee. For the contracts traded on the London Metal Exchange, the 3-month forward contracts are used. A RICI® business day is a day on which all U.S.-based exchanges that list futures contracts included in the RICI Indices are open for business, including half-day openings. Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate the RICI Indices, taking legal constraints into account. For example, during the November roll period, the January Crude Oil contract is replaced by the February Crude Oil contract.

Rebalancing of the RICI Index Components

The RICI Indices are rebalanced monthly during each roll period using the Initial Weights.

Exceptional Committee Meetings

If, for any reason, one of the components included in the RICI® Indices ceases to exist or its liquidity collapses to abnormal levels, or any other similar event with similar consequences, as determined at the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or a change in the weight.  As an example of an exceptional circumstance, following the fall of the Malaysian ringgit in 1998, the liquidity of the palm oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the palm oil futures contract was replaced with the soybean oil contract that trades on the Chicago Board of Trade.

Excess Return vs. Total Return

As noted above, the Rogers International Commodity Index® is calculated as both an excess return and a total return index. The Rogers International Commodity Index® — Excess ReturnSM reflects the uncollateralized returns on the futures contracts on physical commodities included in the Rogers International Commodity Index®. The Rogers International Commodity Index® — Total ReturnSM in turn reflects those same uncollateralized returns as well as any interest that could be earned on cash collateral invested in 3-month U.S. treasury bills. Note that the term “Excess Return” in the title of the Rogers International Commodity Index® — Excess ReturnSM is not intended to suggest that its performance at any time or the return on your Securities, if linked to the Rogers International Commodity Index® — Excess ReturnSM, will be positive or that the Rogers International Commodity Index® — Excess ReturnSM is designed to exceed a particular benchmark.

RICI® Market Disruption Events

A “RICI® Market Disruption Event” will be deemed to have occurred on any day upon which the trading of a contract involved in the RICI® Index calculation is disrupted or the fair determination of its price is interfered with subject to the following:

a. The contract trades at the price set by the exchange to be the limit of its permissible trading range at any point in the last fifteen minutes of trading.

b. No settlement price for that contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c. The exchange upon which the contract trades closes trading in that contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d. The settlement closing price published by the exchange is not deemed, in the opinion of the RICI® Committee, to properly reflect the fair price of that contract as determined by its free and fair trading on that exchange.

If a RICI® Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific contracts involved are neither rolled nor rebalanced on that day. For those contracts, the Roll Weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI® Business Day immediately preceding the RICI® Market Disruption Event. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI® Market Disruption Event occurs for that or those commodities. Outside of the roll and rebalancing period, the Index is calculated using the last trading price available on the exchange. In particular the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI® Market Disruption Event has occurred. However, under exceptional conditions the RICI® Committee reserves the right to adjust any prices used in the Index calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and that use of the official settlement price would not be in the interest of Index investors. In this case an alternative settlement price or prices may be determined and used for the Index calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case the prices used in the calculation of the Index and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for a contract involved in the Index calculation and do so in a timely manner the RICI® Committee may, if deemed appropriate, reflect this change by adjusting the published level of the Index.

A RICI® Business Day is a day on which all United States based exchanges that list futures contracts included in the Index are open for business (including half-day opening).

Data Source

The RICI® Index value is based on the official commodity exchanges’ prices of the futures contracts included in the RICI® Index.

Reference Rates

The foreign exchange rates used to translate the value of the futures contracts denominated in a foreign currency into U.S. dollars are obtained from Bloomberg using the “close” value for each currency at 5:00 pm New York time.

Calculation of the Level of the RICI® Index

The Index Committee is responsible for the calculation methodology of the RICI® Index.  CQG, Inc., the official global calculation agent, calculates the level of the RICI® Index with respect to the Securities using the methodology provided by the Index Committee.

License Agreement

Beeland Interests, Inc. (“Beeland Interests”), Diapason Commodities Management S.A. (“Diapason”) and we have entered into a non-exclusive license agreement providing for the license to The Royal Bank of Scotland plc, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the RICI® Index. Neither Beeland Interests, Diapason, nor any of their respective affiliates or agents makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Beeland Interests or any of its subsidiaries or affiliates to us is the licensing of certain trademarks, trade names and service marks and of the Rogers International Commodity Index® ─ Excess ReturnSM, which is determined and compiled by the Index Committee without regard to us or the Securities.

Neither Beeland Interests nor the Index Committee has any obligation to take our needs or the needs of the owners of the Securities into consideration in determining or compiling the Rogers International Commodity Index® ─ Excess ReturnSM. None of Beeland Interests, Diapason, or any of their respective subsidiaries, affiliates or agents is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Beeland Interests, Diapason, or any of their respective subsidiaries, affiliates or agents shall have any obligation or liability, including without limitation to Securities customers, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, Beeland Interests, Diapason, and their respective subsidiaries, affiliates or agents may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, Beeland Interests, Diapason, their respective subsidiaries, affiliates or agents may actively trade commodities, commodity indexes and commodity futures (including the Rogers International Commodity Index® ─ Excess ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Rogers International Commodity Index® ─ Excess ReturnSM and the Securities.

This Underlying Supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Rogers International Commodity Index® ─ Excess ReturnSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Rogers International Commodity Index® ─ Excess ReturnSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Beeland Interests, Diapason or any of their respective subsidiaries, affiliates or agents. The information in the relevant Pricing Supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Rogers International Commodity Index® ─ Excess ReturnSM components has been derived solely from publicly available documents.

None of Beeland Interests, Diapason or any of their respective subsidiaries, affiliates or agents has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Rogers International Commodity Index® ─ Excess ReturnSM in connection with the Securities. None of Beeland Interests, Diapason or any of their respective subsidiaries, affiliates or agents makes any representation that the publicly available documents or any other publicly available information regarding these exchange-traded futures contracts which comprise the Rogers International Commodity Index® ─ Excess ReturnSM, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

“Jim Rogers”, “James Beeland Rogers, Jr.” , “Rogers”, “Rogers International Commodity Index ─ Excess Return”, “Rogers International Commodity Index ─ Total  Return”, “Rogers International Commodity Index ─ Agriculture”, “Rogers International Commodity Index ─ Energy”, “Rogers International Commodity Index ─ Metals”, “Rogers International Commodity Index ─ Industrial Metals”, and “Rogers International Commodity Index ─  Precious Metals” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of, Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license.  The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

The Securities are not sponsored, endorsed, sold or promoted by Beeland Interests, James Beeland Rogers, Jr. or Diapason. Neither Beeland Interests, James Beeland Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this Underlying Supplement, or the advisability of investing in securities or commodities generally, or in the Securities or in futures particularly.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI®”), ANY SUB-INDEX THEREOF OR ANY DATA INCLUDED THEREIN.  SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI®, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE SECURITIES.  NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI®, ANY SUB-INDEX THEREOF AND ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Underlying Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the RICI® Index and the Underlying Index have been comprised exclusively of futures contracts traded on regulated exchanges.

THE EURO STOXX 50® INDEX

We have derived all information contained in this Underlying Supplement regarding the EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.  The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited.  STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50® Index.

The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial EURO STOXX 50® Index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this Underlying Supplement or any Pricing Supplement.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index.

EURO STOXX 50® Index Composition and Maintenance

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries.

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. The composition of the EURO STOXX 50® Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion.  Any resulting changes from the monthly review are implemented on the close of the fifth trading day following the monthly review and are effective the next trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX® Index. A current list of the issuers that comprise the EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this Underlying Supplement or any Pricing Supplement.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

EURO STOXX 50® Index Calculation

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the EURO STOXX 50® Index	x 1,000
adjusted base date market capitalization of the EURO STOXX 50® Index

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(2) Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares *(A + B)/ A Divisor: increases
(3) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price = (closing price * A - price of other company * B) / A Divisor: decreases
(5) Return of capital and share consideration:
Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B
New number of shares = old number of shares * B / A
Divisor: decreases

(6) Repurchase shares / self tender:
Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)
New number of shares = old number of shares - number of tendered shares
Divisor: decreases

(7) Spin-off: Adjusted price = (closing price * A - price of spun-off shares * B) / A Divisor: decreases
(8) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * ( 1 + C / A))
New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C) /((A + C) * (1 + B / A))
New number of shares = old number of shares * ((A + C) * (1 + B / A))
Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases

License Agreement with STOXX Limited

Our affiliate, The Royal Bank of Scotland N.V., has entered into an agreement with STOXX Limited (including its affiliates) (collectively referred to as “STOXX”) providing us and certain of our affiliates or subsidiaries identified in that agreement with a non exclusive license and, for a fee, with the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain securities, including the Securities.

STOXX and its licensors (the “Licensors”) have no relationship to The Royal Bank of Scotland plc, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the Securities.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the Securities.
•	Recommend that any person invest in the Securities or any other securities.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
•	Have any responsibility or liability for the administration, management or marketing of the Securities.
•	Consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the Securities.  Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
•	The accuracy or completeness of the EURO STOXX 50® Index and its data;
•	The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
•
Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between The Royal Bank of Scotland N.V., our affiliate, and STOXX is solely for their benefit and not for the benefit of the owners of the Securities or any other third parties.

THE DOW JONES INDUSTRIAL AVERAGESM

We have derived all information contained in this Underlying Supplement regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information prepared by CME Group Index Services LLC (“CME”), a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company, Inc. (“Dow Jones”).  Such information reflects the policies of, and is subject to change by, CME.  We make no representation or warranty as to the accuracy or completeness of such information.  The Dow Jones Industrial AverageSM is an index calculated, published and disseminated by CME.  CME has no obligation to continue to publish, and may discontinue publication of, the Dow Jones Industrial AverageSM.

The Dow Jones Industrial AverageSM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

The Dow Jones Industrial AverageSM was introduced to the investing public by Charles Dow on May 26, 1896 and originally comprised only 12 stocks.  It has since become one of the most well known and widely followed indicators of the U.S. stock market and is the oldest continuing stock market index in the world.  The Dow Jones Industrial AverageSM consists of 30 common stocks chosen as representative of the broad market of U.S. industry.  Many of the companies represented in the Dow Jones Industrial AverageSM are household names and leaders in their respective industries, and their stocks are widely held by both individual and institutional investors.  Because the Dow Jones Industrial AverageSM is so well known and its performance is generally perceived to reflect that of the overall domestic equity market, it is often used as a benchmark for investments in equities, mutual funds, and other asset classes.

The Dow Jones Industrial AverageSM is a price-weighted index rather than market capitalization-weighted index. In essence, the Dow Jones Industrial AverageSM consists of one share of each of the 30 stocks included in the Dow Jones Industrial AverageSM. Thus, the weightings of the components of the Dow Jones Industrial AverageSM are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding. This distinction stems from the fact that, when initially created, the Dow Jones Industrial AverageSM was a simple average (hence the name), and was computed merely by adding up the prices of the stocks in the Dow Jones Industrial AverageSM and dividing that sum by the total number of stocks in the Dow Jones Industrial AverageSM.  However, it eventually became clear that a method was needed to smooth out the effects of stock splits and other composition changes to prevent these events from distorting the level of the Dow Jones Industrial AverageSM.  Therefore, a divisor was created that has been periodically adjusted over time.  This divisor, when divided into the sum of the prices of the stocks in the Dow Jones Industrial AverageSM, generates the number that is reported every day in newspapers, on television and radio, and over the internet.  With the incorporation of the divisor, the Dow Jones Industrial AverageSM can no longer be considered an average.

The components of the Dow Jones Industrial AverageSM are selected by a committee composed of the managing editor of The Wall Street Journal, which is published by Dow Jones, the head of Dow Jones Indexes research and the head of CME Group research (the “Averages Committee”).  The Averages Committee was created in February 2010, when Dow Jones Indexes became part of CME.  Periodically, the Averages Committee reviews and makes changes to the composition of the Dow Jones Industrial AverageSM.  While component selection is not governed by quantitative rules, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.  The inclusion of any particular company in the Dow Jones Industrial AverageSM does not constitute a prediction as to the company’s future results of operations or stock market performance.  For the sake of continuity, composition changes are rare, and generally have occurred only after corporate acquisitions or other dramatic shifts in a component company’s core business.  When such an event necessitates that one component be replaced, the entire index is reviewed.  As a result, multiple component changes are often implemented simultaneously.

License Agreement between Dow Jones and The Royal Bank of Scotland plc

Dow Jones and The Royal Bank of Scotland N.V., our affiliate, have entered into a non-exclusive license agreement providing for the sub-license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones Industrial AverageSM, which is owned and published by Dow Jones, in connection with certain securities.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones or any of its licensors. Neither Dow Jones nor any of its licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. The only relationship of Dow Jones and its licensors to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated without regard to The Royal Bank of Scotland plc or the Securities. Neither Dow Jones nor any of its licensors has any obligation to take the needs of The Royal Bank of Scotland plc or the owners of the Securities into consideration in determining, composing or calculating Dow Jones Industrial AverageSM. Neither Dow Jones nor any of its licensors is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Dow Jones or any of its licensors has any obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES AND ITS LICENSORS DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES NOR ANY OF ITS LICENSORS SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES AND ITS LICENSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ROYAL BANK OF SCOTLAND PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA RELATED THERETO. NONE OF DOW JONES OR ITS LICENSORS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR ANY OF ITS LICENSORS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. EXCEPT FOR THE LICENSORS, THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE ROYAL BANK OF SCOTLAND PLC.

THE DOW JONES U.S. REAL ESTATE INDEX

We have derived all information contained in this Underlying Supplement regarding the Dow Jones U.S. Real Estate Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”).  The Dow Jones U.S. Real Estate Index is calculated, maintained and published by Dow Jones.  We make no representation or warranty as to the accuracy or completeness of such information.

Dow Jones U.S. Real Estate Index Composition and Maintenance

The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the United States equity market.  Component companies include those that invest directly or indirectly in real estate through development, investment or ownership; companies that provide services to real estate companies but do not own the properties themselves (agencies, brokers, leasing companies, management companies and advisory services); and real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that invest in office, industrial, retail, residential, specialty (e.g. health care), hotel, lodging and other properties or that are directly involved in lending money to real estate owners and operators or indirectly through the purchase or mortgages or mortgage backed securities.  REITs are passive investment vehicles that invest primarily in income producing real estate or real estate related loans and interests.

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. Index (formerly known as the Dow Jones U.S. Total Market Index).  The Dow Jones U.S. Real Estate Index is a subset of the Dow Jones U.S. Financials Index, which in turn is a subset of the Dow Jones U.S.  Index.  The Dow Jones U.S. Index is part of the Dow Jones Global IndexSM family, which is a benchmark family that represents approximately 95% of the float-adjusted market capitalization of countries that are open to foreign investors.  As of September 21, 2009, the Dow Jones Global IndexSM family represents 51 countries.  The Dow Jones U.S. Real Estate Index is a market capitalization weighted index in which only the shares of each company that are readily available to investors—the “float”—are counted.

Index component candidates must be common shares or other securities that have the characteristics of common equities.  All classes of common shares, both fully and partially paid, are eligible.  Fixed dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares and shares in limited partnerships are not eligible.  Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership.  REITs, LPTs and similar real-property-owning pass-through structures taxed as REITs by their domiciles also are eligible.  Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria.  Securities that have had more than ten nontrading days during the past quarter are excluded.  Stocks in the top 95% of the index universe by float-adjusted market capitalization are selected as components of the Dow Jones U.S. Index, excluding stocks that fall within the bottom 1% of the universe by float-adjusted market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis.  Shares outstanding totals for component stocks are updated during the quarterly review.  However, if the number of float-adjusted shares outstanding for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event.  Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation.  Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective.  Quarterly reviews are implemented during March, June, September and December.  Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month.  Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established.  All adjustments are made before the start of the next trading day.  Constituent changes that result from the periodic review will be announced on the second Friday of the third month of each quarter (e.g. March, June, September and December).

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis.  Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components.  In these cases, each event will be taken into account as soon as it is effective.  Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date.  In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Real Estate Index.  You can find a list of the companies whose common stocks are currently included in the Dow Jones U.S. Real Estate Index on the Dow Jones website at http://www.djindexes.com.  Information included in such website is not a part of this Underlying Supplement.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings.  ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors.  The Real Estate Supersector is composed of two Sectors.  The Real Estate Investment & Services Sector consists of companies that invest directly or indirectly in real estate through development, investment or ownership and companies that provide services to real estate companies but do not own the properties themselves.  This Sector excludes REITs and similar entities.  The Real Estate Investment Trusts Sector consists of REITs and similar entities.

License Agreement with Dow Jones & Company

The Royal Bank of Scotland N.V., our affiliate, has entered into a non-exclusive license agreement with Dow Jones providing us and certain of our affiliated or subsidiary companies identified in that agreement with a license and, in exchange for a fee, with the right to use the Dow Jones U.S. Real Estate Index, which is published by Dow Jones, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones or any of its licensors. Neither Dow Jones nor any of its licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. The only relationship of Dow Jones and its licensors to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Dow Jones U.S. Real Estate Index, which is determined, composed and calculated without regard to The Royal Bank of Scotland plc or the Securities. Neither Dow Jones nor any of its licensors has any obligation to take the needs of The Royal Bank of Scotland plc or the owners of the Securities into consideration in determining, composing or calculating Dow Jones U.S. Real Estate Index. Neither Dow Jones nor any of its licensors is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Dow Jones or any of its licensors has any obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES AND ITS LICENSORS DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. REAL ESTATE INDEX OR ANY DATA RELATED THERETO AND NONE OF DOW JONES NOR ANY OF ITS LICENSORS SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES AND ITS LICENSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ROYAL BANK OF SCOTLAND PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. REAL ESTATE INDEX OR ANY DATA RELATED THERETO. NONE OF DOW JONES OR ITS LICENSORS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. REAL ESTATE INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR ANY OF ITS LICENSORS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. EXCEPT FOR THE LICENSORS, THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE ROYAL BANK OF SCOTLAND PLC.

THE DOW JONES U.S. FINANCIALS SECTOR INDEX

We have derived all information contained in this Underlying Supplement regarding the Dow Jones U.S. Financials Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. The Dow Jones U.S. Financials Sector Index is calculated, maintained and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

Index Composition and Maintenance

The Dow Jones U.S. Financials Sector Index measures the performance of the financial industry portion of the United States equity market. The Dow Jones U.S. Financials Sector Index is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted and components are drawn from the Bank, Insurance and Financial Services supersectors.  The Dow Jones U.S. Financials Sector Index is a subset of the Dow Jones U.S. Index which in turn is a subset of the Dow Jones World Index, a benchmark family that follows some 6,000 stocks from 46 countries.

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts and similar real-property-owning pass-through structures taxed as REITs by their domiciles also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S. Financials Sector Index, the issuer of the component securities must be classified in the financial industry as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Financials Sector Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Financials Sector Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Index. You can find a list of the companies whose common stocks are currently included in the Dow Jones U.S. Financials Sector Index on the Dow Jones website at http://www.djindexes.com. Information included in such website is not a part of this Underlying Supplement.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies stocks into groups of 10 industries, 18 supersectors, 39 sectors and 104 subsectors. The Financial Industry is composed of the Bank supersector, the Insurance supersector and the Financial Services supersector. The Bank supersector includes companies in the Bank sector, the Insurance supersector includes companies in the nonlife insurance and life insurance sectors and the Financial Services supersector includes companies in the real estate, general financial, equity investment instruments and nonequity investment instrument sectors.

Calculation and Adjustments

Input Data Sources.

Real-time stock prices are provided by Reuters, with the latest trading price used for index calculation. The number of shares is determined separately for each class of stock. This information is obtained from regulatory filings and a variety of data vendors or from the companies themselves. Corporate actions are sourced from public news services, regulatory filings, data vendors and the companies themselves. Float data are obtained from a variety of sources including data vendors, exchanges, regulators and the companies themselves.

Index Formula.

The Dow Jones U.S. Financials Sector Index is calculated using a Laspeyres formula. This formula is used for the calculation of the price return index. The only difference is that the divisor Dt is different for the two indexes. The Dow Jones U.S. Financials Sector Index is computed as follows:

n	= the number of stocks in the index

Pi0	= the closing level of stock i at the base date (December 31, 1991)

qi0	= the number of shares of company i at the base date (December 31, 1991)

Pit	= the price of stock i at time (t)

qit	= the number of shares of company i at time (t)

Ct	= the adjustment factor for the base date market capitalization

T	= the time the index is computed

Mt	= market capitalization of the index at time (t)

Bt	= adjusted base date market capitalization of the index at time (t)

Dividend payments are not taken into account in the price index, whereas dividend payments are reinvested in the index sample of the total return index. Any dividend larger than 10% of the equity price is considered a special dividend, which requires a divisor adjustment. The adjustment protects the index from the effects of changes in index composition and the impact of corporate actions.

Divisor Adjustments.

Corporate actions affect the share capital of component stocks and therefore trigger increases or decreases in the index. To avoid distortion, the divisor of the Dow Jones U.S. Financials Sector Index is adjusted accordingly. Changes in the index’s market capitalization due to changes in the composition (additions, deletions or replacements), weighting (following quarterly reviews or changes of more than 10% in a single component’s share number) or corporate actions (mergers, spinoffs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks) result in a divisor change to maintain the index’s continuity. By adjusting the divisor, the index value retains its continuity before and after the event.

Formulae for Divisor Adjustment.

The following formulae will be used for divisor adjustments. (Note: No divisor adjustments are necessary for stock splits, since market capitalization does not change and the share number and share price are adjusted prior to the opening of trading on the split’s ex-date.)

Dt	= divisor at time (t)

Dt+1	= divisor at time (t+1)

Pit	= stock price of company i at time (t)

qit	= number of shares of company i at time (t)

ΔMCt+1 =
add new component’s market capitalization and adjusted market capitalization (calculated with adjusted closing levels and shares effective at time t+1 and/or minus market capitalization of companies to be deleted (calculated with closing levels and shares at time t). If the current trading price of an issue is unavailable, the previous trading session’s closing level is used. However, if the issue is affected by any corporate action that requires an adjustment, then the adjusted price is used.

Adjustments for Corporate Actions.

An index divisor may decrease (Ñ) or increase (Δ) or keep constant (■) when corporate actions occur for a component stock. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

DIVISOR Ñ	A) Cash dividend (applied for return index only) adjusted price = closing level – dividend announced by the company

DIVISOR Δ	B) Special Cash dividend (applied for price return index only) adjusted price = closing level – dividend announced by the company

DIVISOR ■	C) Split and Reverse Split adjusted price = closing level * A / B new number of shares = old number of shares * B / A

DIVISOR Δ	D) Rights Offering adjusted price = (closing level * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A

DIVISOR ■	E) Stock Dividend adjusted price = closing level * A / (A + B) new number of shares = old number of shares * (A + B) / A

DIVISOR Ñ	F) Stock Dividend of a Different Company Security adjusted price = (closing level * A – price of the different company security * B) / A

DIVISOR Ñ	G) Return of Capital and Share Consolidation adjusted price = (closing level – dividend announced by company) * A / B new number of shares = old number of shares * B / A

DIVISOR Ñ
H) Repurchase Shares-Self-Tender
adjusted price = (closing level – dividend announced by company) * A / B new number of shares = old number of shares * B / A
adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares) new number of shares = old number of shares – number of tendered shares

DIVISOR Ñ	I) Spinoff adjusted price = ( closing level * A – price of spun-off shares * B ) / A

DIVISOR Δ
J) Combination Stock Distribution (Dividend or Split) and Rights Offering
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
w If rights are applicable after stock distribution (one action applicable to other)
adjusted price = [closing level * A + subscription price * C * (1 + B / A)]
/ [ (A + B) * (1 + C / A) ]
new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
w If stock distribution is applicable after rights (one action applicable to other)
adjusted price = [closing level * A + subscription price * C] / [(A + C) * (1 + B / A)]
new number of shares = old number of shares * [ ( A + C ) * ( 1 + B / A) ]

DIVISOR Δ
K) Stock Distribution and Rights (Neither Action is Applicable to the Other)
adjusted price = [closing level * A + subscription price * C] / [A + B + C]
new number of shares = old number of shares * [A + B + C]

Computational Precision.

Index values are rounded to two decimal places and divisors are rounded to integers. Any values derived by the index calculation engine from a corporate action used for the divisor adjustments and index computations are rounded to seven decimal places.

License Agreement with Dow Jones & Company

The Royal Bank of Scotland N.V., our affiliate, has entered into an agreement with Dow Jones providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones U.S. Financials Sector Index, which is owned and published by Dow Jones, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones or any of its licensors. Neither Dow Jones nor any of its licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. The only relationship of Dow Jones and its licensors to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Dow Jones U.S. Financials Sector Index, which is determined, composed and calculated without regard to The Royal Bank of Scotland plc or the Securities. Neither Dow Jones nor any of its licensors has any obligation to take the needs of The Royal Bank of Scotland plc or the owners of the Securities into consideration in determining, composing or calculating Dow Jones U.S. Financials Sector Index. Neither Dow Jones nor any of its licensors is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Dow Jones or any of its licensors has any obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES AND ITS LICENSORS DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. FINANCIALS SECTOR INDEX OR ANY DATA RELATED THERETO AND NONE OF DOW JONES NOR ANY OF ITS LICENSORS SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES AND ITS LICENSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ROYAL BANK OF SCOTLAND PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. FINANCIALS SECTOR INDEX OR ANY DATA RELATED THERETO. NONE OF DOW JONES OR ITS LICENSORS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. FINANCIALS SECTOR INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR ANY OF ITS LICENSORS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. EXCEPT FOR THE LICENSORS, THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE ROYAL BANK OF SCOTLAND PLC.

THE MSCI INDICES

We have derived all information contained in this Underlying Supplement regarding the MSCI Brazil Index, the MSCI EAFE® Index, the MSCI Emerging Markets Index and the MSCI Japan Index (together, “the MSCI Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information.  Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).  We make no representation or warranty as to the accuracy or completeness of such information.  The MSCI Indices are calculated, maintained and published by MSCI.  MSCI has no obligation to continue to publish, and may discontinue publication of, any of the MSCI Indices.

Transition

On March 28, 2007, MSCI announced changes to the methodology used by MSCI to calculate its Standard and Small Cap Indices. The transition of the Standard and Small Cap Indices to the MSCI Indices occurred in two phases, the first completed as of November 30, 2007 and the second completed as of May 30, 2008.  The current index calculation methodology used to formulate the MSCI Indices (and which is also used to formulate the indices included in the MSCI Global Index Series) (the “MSCI Global Investable Market Indices Methodology”) was implemented as of June 1, 2008.

The MSCI Brazil Index

The MSCI Brazil Index is a free float-adjusted, capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization in Brazil.  The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de São Paolo and is nondiversified.  The MSCI Brazil Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours.  The MSCI Brazil Index is reported by Bloomberg L.P. under the ticker symbol “MXBR.”  Component companies must meet objective criteria for inclusion in the MSCI Brazil Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.  The MSCI Brazil Index has a base date of December 31, 1987.

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets.  The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours.  As of August 23, 2010, the MSCI EAFE® Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  Effective May 27, 2010, Israel was reclassified as a developed market and was added to the MSCI EAFE® Index.  The MSCI EAFE® Index is reported by Bloomberg L.P. under the ticker symbol “MXEA.”

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours.  As of August 23, 2010, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Effective May 27, 2010, Israel was reclassified as a developed market and was removed from the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

The MSCI Japan Index

The MSCI Japan Index is a free float adjusted market capitalization index of securities listed on the Nagoya Stock Exchange, Osaka Securities Exchange, Tokyo Stock Exchange and the JASDAQ. The MSCI Japan Index is divided into large and mid cap segments and provides exhaustive coverage of these size segments by targeting a coverage range around 85% of free float-adjusted market capitalization in each market.  The MSCI Japan Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours.  The MSCI Japan Index is reported by Bloomberg L.P. under the ticker symbol “MSJP.”

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

The “relevant market” with respect to a single country index is equivalent to the single country, except in DM-classified countries in Europe (as described below), where all such countries are first aggregated into a single market for index construction purposes.  Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the MSCI Global Investable Market Indices Methodology.

The “relevant market” with respect to a composite index includes each of the single countries which comprise the composite index.

The “Equity Universe” is the aggregation of all Market Investable Equity Universes.  The “DM Investable Equity Universe” is the aggregation of all the Market Investable Equity Universes for Developed Markets.

Defining the Equity Universe

(i)      Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii)      Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.  A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii)
Equity Universe Minimum Float−Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii)
DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity as measured by the Annualized Traded Value Ratio (“ATVR”) and the Frequency of Trading.  The ATVR screens out extreme daily trading volumes, taking into account the free float-adjusted market capitalization size of securities.  The aim of the 12-month and 3-month ATVR together with 3-month Frequency of Trading is to select securities with a sound long and short-term liquidity.  A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developing Market.  A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible Depository Receipt if it is trading in the same geographical region.  Depository Receipts are deemed liquid if they meet all the above mentioned criteria for 12-month ATVR, 3-month ATVR and 3-month Frequency of Trading.

(iv)
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(v)
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi−Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size−Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size−segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market.  At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard (“GICS”).  The GICS entails four levels of classification: (1) sector; (2) industry groups; (3) industries; (4) sub-industries.  Under the GICS, each company is assigned uniquely to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Maintenance of the MSCI Indices

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed Equity Universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR.  QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS.  Only additions of significant new investable companies are considered, and only for the Standard Index.  The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR.  The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii)
Ongoing event-related changes.  Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes generally are reflected in the indices at the time of the event.  Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.  The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.  All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time through the Advance Corporate Events (ACE) File.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

Index Calculation

Price Index Level

The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt
IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt
IndexInitialMarketCapUSDt

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1.

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t.

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t.

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1.

•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t.

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Price Index Level

Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

•	EndOfDayNumberOfSharest-1 is the number of shares of security s at the end of day t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization

 IndexInitialMarketCapUSDt =

Where:

•	EndOfDayNumberOfSharest-1 is the number of shares of security s at the end of day t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions

As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers

In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

In certain cases, securities may be deleted earlier than the last offer day.  For example, in the case of tender offers in the United Kingdom, a security is typically deleted two business days after the offer is declared unconditional in all respects.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions

Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps

In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

The MSCI Brazil Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index Are Subject to Currency Exchange Risk

Because the closing prices of the component securities of the MSCI Brazil Index, the MSCI EAFE® Index and the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the value of the respective MSCI Indices, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the applicable MSCI Indices trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the applicable MSCI Indices denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the applicable MSCI Indices.  Conversely, if the U.S. dollar strengthens against such currencies, the values of the applicable MSCI Indices will be adversely affected and may reduce or eliminate the payment at maturity, if any, on the Securities.  Fluctuations in currency exchange rates can have a continuing impact on the value of the applicable MSCI Indices, and any negative currency impact on such MSCI Indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities of the applicable MSCI Indices where the closing price is not converted into U.S. dollars can be significantly different from the return on such MSCI Indices which is converted into U.S. dollars.

License Agreement with MSCI

The Royal Bank of Scotland N.V., our affiliate, has entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Underlying Index, which is owned and published by MSCI, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the MSCI Emerging Markets Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Emerging Markets Index, which index is determined, composed and calculated by MSCI without regard to the issuer of the Securities. MSCI has no obligation to take the needs of the issuer of the Securities or the holders of the Securities into consideration in determining, composing or calculating the Underlying Index. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Neither MSCI nor any other party has any obligation or liability to holders of the Securities in connection with the administration, marketing or trading of the Securities.

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE ROYAL BANK OF SCOTLAND PLC (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE HOLDERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER OR HOLDER OF THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE SECURITIES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE HOLDERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.  ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER  MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS

AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NASDAQ-100 INDEX®

We have derived all information contained in this Underlying Supplement regarding the NASDAQ-100 Index® , including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by The Nasdaq Stock Market, Inc. (“Nasdaq”).  We make no representation or warranty as to the accuracy or completeness of such information.  The NASDAQ-100 Index® was developed by Nasdaq and is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”).  Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the NASDAQ-100 Index® .

General

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of The NASDAQ Stock Market.  The NASDAQ-100 Index® , which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00.  On January 1, 1994, the base index value was reset to 125.00.  Current information regarding the market value of the NASDAQ-100 Index® is available from Nasdaq as well as numerous market information services.  The NASDAQ-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

The NASDAQ-100 Index® share weights of the component securities of the NASDAQ-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing.  Accordingly, each underlying stock’s influence on the level of the NASDAQ- 100 Index® is directly proportional to the value of its NASDAQ-100 Index® share weight.

Calculation of the NASDAQ-100 Index®

At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index® value.  The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index® reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index® , a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•
if the security is of a foreign issuer (a foreign issuer is determined based on its country of organization), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ-100 Index® eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•
the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•
if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index® by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process described below;

•
if the security is of a foreign issuer, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end.  In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These NASDAQ-100 Index® eligibility criteria may be revised from time to time by Nasdaq without regard to the Securities.

Annual Ranking Review

The NASDAQ-100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”).  Securities listed on The NASDAQ Stock Market which meet the applicable eligibility criteria are ranked by market value.  NASDAQ-100 Index® -eligible securities which are already in the NASDAQ-100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index® .  A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are those NASDAQ-100 Index® -eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization.  The data used in the ranking includes end of October market data from The NASDAQ Stock Market and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year, a NASDAQ-100 Index® security is determined by Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index® , the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index® and meeting the NASDAQ-100 Index® eligibility criteria listed above.

Index Maintenance

In addition to the Ranking Review, the securities in the NASDAQ-100 Index® are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions.  Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action.  Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.  In either case, the NASDAQ-100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ-100 Index® securities.  Ordinarily, whenever there is a change in the NASDAQ-100 Index® share weights, a change in a component security included in the NASDAQ-100 Index® , or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® which might otherwise be caused by any of those changes.  All changes will be announced in advance and will be reflected in the NASDAQ-100 Index® prior to market open on the effective date of such changes.

Index Rebalancing

The NASDAQ-100 Index® is calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting.  This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index® by a few large stocks); (3) reduce NASDAQ-100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures, the NASDAQ-100 Index® securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1.0%).

This quarterly examination will result in a NASDAQ-100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization component security must be less than or equal to 24.0% and (2) the “collective weight” of those component securities the individual current weights of which are in excess of 4.5%, when added together, must be less than or equal to 48.0%.  In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index® .

If either one or both of these weight distribution requirements are not met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed.  First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest component security to be set to 20.0%.  Second, relating to weight distribution requirement (2) above, for those component securities the individual current weights or adjusted weights in accordance with the preceding step of which are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner.  In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%.  The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the component security in the ranking, the less the scale-up of its weight.  This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index® .

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%.  The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the NASDAQ-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the Tuesday in the week immediately preceding the week of the third Friday in March, June, September and December.  Changes to the NASDAQ-100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the NASDAQ-100 Index® divisor will be made to ensure continuity of the NASDAQ-100 Index® .

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index® share weights.  However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement

Nasdaq has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the NASDAQ-100 Index®, in connection with certain securities, including the Securities.

The license agreement between Nasdaq and us provides that the following language must be set forth in this Underlying Supplement:

The Securities are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. (or its affiliates) (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to us is in the licensing of the NASDAQ®, NASDAQ-100®, and NASDAQ-100 Index® registered trademarks, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ OMX without regard to us or the Securities. NASDAQ OMX has no obligation to take our needs or the needs of us or the owners of the Securities into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE NIKKEI 225 INDEX

We have derived all information contained in this Underlying Supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by Nikkei Inc.  We make no representation or warranty as to the accuracy or completeness of such information.  The Nikkei 225 Index was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Inc.  Nikkei Inc. has no obligation to continue to publish, and may discontinue the publication of, the Nikkei 225 Index.

The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index, as of the date of this Underlying Supplement, is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries.

All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.  These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”).  The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened.  The Divisor was 24.696 as of April 2, 2010 and is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50.  The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE).  The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index.  Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.  As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc.  Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section.  In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc.  Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria.  In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Nikkei Underlying Stocks.  In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc.  Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

License Agreement

The Nikkei 225 Stock AverageSM and The Nikkei Index are the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the Nikkei 225 Stock Average.

Nikkei has entered into a license agreement providing The Royal Bank of Scotland plc a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by Nikkei in connection with the issuance of the Securities.  The use of and reference to the Nikkei 225 Stock Average in connection with the Securities have been consented to by Nikkei, the publisher of the Nikkei 225 Stock Average.

Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock Average and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average.  The Securities are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this Underlying Supplement that Nikkei makes any representation or warranty, implied or express, to The Royal Bank of Scotland plc, the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance.  Nikkei has no obligation to take the needs of The Royal Bank of Scotland plc or the holders of the Securities into consideration in determining, composing or calculating the Nikkei 225 Stock Average. Nikkei is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Securities to be issued or any amount payable with respect to the Securities is set.  Nikkei has no obligation or liability in connection with the administration, marketing or trading of the Securities.

Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock Average or the manner in which such index is applied in determining the interest rate or any other amount payable in respect of the Securities.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the Securities.

THE FINANCIAL SELECT SECTOR INDEX

We have derived all information contained in this Underlying Supplement regarding the Financial Select Sector Index and the index from which it is derived, the S&P 500® Index, including, without limitation, the make-up, method of calculation and changes in components for each index, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), or the NYSE Arca’s Index Services Group, as index compilation agent (the “Index Compilation Agent”) and as index calculation agent (the “Index Calculation Agent”).  We make no representation or warranty as to the accuracy or completeness of such information.  For further information about the S&P 500® Index, please see “The S&P 500® Index” above.

The Financial Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of financial products.  Companies in the Financial Select Sector Index include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking.  The Financial Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

The stocks included in the Financial Select Sector Index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index.  The composition and weighting of the stocks included in the Financial Select Sector Index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P.  The NYSE Arca’s Index Services Group acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Financial Select Sector Index.  S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

As of August 20, 2010, the Financial Select Sector Index had a 15.75% weighting in the S&P 500® Index based on the capitalization of the constituent stocks.

Construction and Maintenance

The Financial Select Sector Index is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in the Financial Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

•
The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a particular company’s stock to the Financial Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company‘s stock price and business results to the common factors that affect other companies in the Financial Select Sector Index.  S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index.  However, S&P plays only a consulting role in the assignment of the S&P 500® Index constituent stocks to the Financial Select Sector Index, that assignment being the sole responsibility of the Index Compilation Agent.

•
The Financial Select Sector Index is calculated by the Index Calculation Agent using a modified “market capitalization” methodology.  This design ensures that each of the Component Stocks within the Financial Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Financial Select Sector Index.  Under certain conditions, however, the number of shares of a Component Stock within the Financial Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

•
The Financial Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology.  See “—The S&P 500® Index” below.  The daily calculation of the Financial Select Sector Index is computed by dividing the total market value of the companies in the Financial Select Sector Index by a number called the index divisor.

•
The Financial Select Sector Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of the Financial Select Sector Index; and (ii) with respect to 50% of the total value of the Financial Select Sector Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the Financial Select Sector Index.

•
Rebalancing the Financial Select Sector Index to meet the asset diversification requirements will be the responsibility of the Index Calculation Agent.  If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Financial Select Sector Index will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Financial Select Sector Index will be reduced to 23% of the total value of the Financial Select Sector Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Financial Select Sector Index.  If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary.  Second, with respect to the 50% of the value of the Financial Select Sector Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Financial Select Sector Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Financial Select Sector Index.  If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the Financial Select Sector Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Financial Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Financial Select Sector Index.  If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index.  In the event that the Index Compilation Agent notifies the Index Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the Index Calculation Agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.  It is not anticipated that Component Stocks will change sectors frequently.  Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

License Agreement with S&P

The Royal Bank of Scotland N.V., our affiliate, has entered into a non-exclusive license agreement with Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) for use of the Financial Select Sector Index in connection with certain securities, including the Securities.

The license agreement between S&P and us provides that the following language must be set forth in this Underlying Supplement:

“Standard & Poor’s®”, “S&P®”, “Standard & Poor’s 500 Composite Stock Price Index®”, “S&P 500® Index”, “Standard & Poor’s 500®”, “Standard & Poor’s Depositary Receipts®” and “SPDRs®” are trademarks of The McGraw-Hill Companies, Inc. State Street Global Markets, LLC is permitted to use these trademarks pursuant to a License Agreement with Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and SPDR Trust, Series 1, is permitted to use these trademarks pursuant to a sublicense from State Street Global Markets, LLC. SPDR Trust, Series 1 is not, however, sponsored by or affiliated with Standard & Poor’s or The McGraw-Hill Companies, Inc. These trademarks and service marks have been licensed for use for certain purposes by The Royal Bank of Scotland plc. The Securities have not been passed on by any of the foregoing entities. The Securities are not sponsored, endorsed, sold or promoted by any of the foregoing entities and none of the above makes any warranties or bears any liability with respect to the Securities.

THE S&P 500 INDEX®

We have derived all information contained in this Underlying Supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  We make no representation or warranty as to the accuracy or completeness of such information.  The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P.  S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Index.

The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock.  As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted.  S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation.  Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.  Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90.  On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.)  The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this Underlying Supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941–43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor.  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index.  The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing level of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/ deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Type of Corporate Action	Comments	Divisor Adjustment

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement

S&P has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the S&P 500 Index®, which is owned and published by S&P, in connection with certain securities, including the Securities.

The license agreement between S&P and us provides that the following language must be set forth in this Underlying Supplement:

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to us or the Securities.  S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index®.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by the Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s”, “S&P”, S&P 500”, “Standard & Poor’s 500”, and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use to us.  The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Securities.